CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the filing by Tiger Jiujiang Mining, Inc. of Form S-1/A8 we hereby consent to the inclusion herein of our report dated May 6, 2011, on the financial statements of Tiger Jiujiang Mining, Inc. for the year ended February 28, 2011, and for the period January 28, 2010 (date of inception), through February 28, 2011.

/s/ “Gruber & Company, LLC”

Gruber & Company, LLC
Lake Saint Louis, Missouri

October 25, 2011